Exhibit 7

EXECUTION COPY

TYNER GROUP LIMITED

SECURED CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT

SECURED CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT

This Secured Convertible Note and Warrant Purchase Agreement (the “Agreement”) is entered into on June 15, 2007 by and among Tyner Group Limited, a company limited by shares organized and existing under the laws of the British Virgin Islands (the “Company”), Ms. SHI, Nan Sun and Mr. YU, Dong (each, a “Founder” and collectively the “Founders”), and Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P. and Sequoia Capital China Principals Fund I, L.P. (collectively the “Purchaser”).

RECITALS

A. The Company desires to issue and sell and the Purchaser desires to purchase a convertible promissory note in substantially the form attached to this Agreement as Exhibit A (the “Note”) which shall be convertible under certain circumstances on the terms stated therein into equity securities of the Company. The Company also desires to issue to the Purchaser a warrant in substantially the form attached to this Agreement as Exhibit B (the “Warrant”). The Note, the Warrant and the equity securities issuable upon conversion or exercise thereof (and the securities issuable upon conversion of such equity securities) are collectively referred to herein as the “Securities.”

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

1. Sale and Issuance of Note and Warrant.

(a) Sale and Issuance of the Note. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below) and the Company agrees to sell and issue to the Purchaser, a Note in the form attached hereto as Exhibit A, in an aggregate principal amount of one and a half million United States dollars (US$1,500,000) (the “Purchase Price”). Subject to, and in accordance with, the terms and conditions of the Note, any repayment of the outstanding principal amount of the Note and all unpaid accrued interest thereon shall be payable in immediately available funds in United States dollars on demand at the election of the Purchaser, at any time on or after the Maturity Date of the Note (as defined in the Note).

(b) Issuance of Warrant. Subject to the terms and conditions of this Agreement, the Company agrees to issue to the Purchaser a warrant (the “Warrant”), in the form of Exhibit B attached hereto, representing the right to purchase up to that number of equity securities of the Company specified in the Warrant. The Warrant shall, unless sooner terminated as provided therein, have a term of five (5) years from the date hereof and shall be exercisable at the price per share as set forth in the Warrant.

(c) Closing; Delivery.

(i) The purchase and sale of the Note shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 21-22/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong, on June 11, 2007, or at such other time and place as the Company and the Purchaser mutually agree upon in writing (which time and place are designated as the “Closing”).

(ii) At the Closing, the Company and the Founders shall deliver to the Purchaser the Note, the Warrant, the Mortgage Over Shares and the Debenture against (A) payment to bank accounts designated by the Company (the “Bank Accounts”) by the Purchaser of the Purchase Price by wire transfer of immediately available funds in United States dollars, and (B) delivery by the Purchaser of executed counterpart signature pages to the Transaction Documents (as defined below).

2. Representations and Warranties of the Company and of the Founders. Each of the Founders and the Company hereby jointly and severally represents and warrants to the Purchaser as at the date of this Agreement and as at the date of the Closing that:

(a) Organization, Good Standing and Qualification. The Company is a company limited by shares duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted. The Company has not and is not conducting any business.

(b) Capitalization. The authorized capital of the Company consists of:

(i) 50,000 shares, par value US$1.00 per share, of which 1 share is issued and outstanding.

(ii) Except as contemplated hereby, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholders agreements or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

(c) Authorization; Compliance. Each of this Agreement, the Note, the Warrant, the Side Letter with SIG attached hereto as Exhibit C, the Debenture attached hereto as Exhibit D and the Guarantee attached hereto as Exhibit E (collectively, the “Transaction Documents”) to which the Company is a party and the transactions contemplated hereby and thereby, have been duly authorized by the Company. The Transaction Documents, when executed and delivered by the Company and the Founders as applicable, shall constitute valid and legally binding obligations of the Company and the Founders as applicable, enforceable against the Company and the Founders as applicable in accordance with their respective terms. The execution, delivery and performance of the Transaction Documents will not result in any violation or breach of any provision of the Company’s constitutional documents nor in any material respect of any instrument, note indenture or agreement to which the Company is subject.

(d) Valid Offering and Issuance. Subject in part to the truth and accuracy of the representations and warranties of the Purchaser, the offer, sale and issuance of the Securities are and will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and the qualification or registration requirements of applicable securities laws. The shares issuable upon conversion of the Note and upon exercise of the Warrant, and the shares of capital stock of the Company issuable upon conversion thereof (collectively, the “Shares”), have been duly and validly reserved for issuance and, when issued, sold and delivered in accordance with the terms of the Note and the Warrant, will be duly and validly issued, fully paid and nonassessable.

(e) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the issuance of the Securities, except for such filings required pursuant to applicable national, provincial and local securities laws, which filings will be effected within the required statutory periods.

(f) No Violation. The Company is not in violation of or default under any provision of its constitutional documents, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any national, provincial or local statute, rule or regulation which is applicable to it.

(g) Assets. The Company does not have any assets except for its ownership of the Bank Accounts.

3. Conditions of the Purchaser’s Obligations at Closing. The obligations of the Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Purchasers:

(a) Representations and Warranties. The representations and warranties of the Company and the Founders contained in Section 2 hereof shall be true, correct and complete on and as at the Closing with the same effect as though such representations and warranties had been made on and as at the date of hereof.

(b) Performance. The Company and the Founders shall have performed and complied with all agreements, obligations, and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

(c) Execution of Transaction Documents. Each of the Transaction Documents shall have been duly executed by the parties thereto.

(d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers’ counsel, who shall have received all such counterpart original and certified copies of such documents as it may reasonably request.

(e) Bank Accounts Control. A nominee of the Purchaser shall have been added as a required signatory of the Bank Accounts, as a result of which no withdrawal of funds from the Bank Accounts can be made without the signature of such nominee of the Purchaser.

(f) Governmental Approval. Except for the notices required or permitted to be filed after the date of Closing with certain securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Securities.

(g) Legally Permitted. At the Closing, the sale and issuance by the Company, and the purchase by the Purchaser, of the Securities shall be legally permitted by all laws and regulations to which the Purchaser or the Company is subject.

4. Continuing Covenants of the Company.

(a) Authorization of Preferred Shares. As soon as practicable after receipt by the Company of any Conversion Notice (as defined in the Note) or any Form of Subscription (as defined in the Warrant), and in any case prior to the Conversion Date (as set forth in such Conversion Notice), the Company shall do and perform, or cause to be done and performed, all such acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as are necessary to authorize and issue a sufficient number of preferred shares of the Company (the “Preferred Shares”) to effect the conversion demanded in such Conversion Notice or exercise demanded in such Form of Subscription. The foregoing obligation of the Company shall include, without limitation, the prompt solicitation of requisite approval from its Board of Directors and shareholders and the filing of an amendment to its Memorandum of Association and/or Articles of Association, as applicable. The Preferred Shares that are authorized and issued pursuant to this Section 4, the Note and the Warrant, when issued and delivered in accordance with the terms of the Note or the Warrant, will be duly and validly issued, fully paid and non-assessable, and free and clear of any liens, charges or mortgages.

(b) Consultation with the Investor. So long as the Note issued pursuant to this Agreement is outstanding, the Company shall timely inform the Purchaser of and discuss with the Purchaser on a regular and ongoing basis any material developments or decisions with respect to the management of the businesses and assets of the Company, including, without limitation, any significant new agreements or transactions proposed to be entered into or persons proposed to be employed or terminated in executive management positions, and any other significant developments relating to the business or assets of the Company.

(c) Access to Information. So long as the Note issued pursuant to this Agreement is outstanding, the Company shall: (i) give the Purchaser (and its legal and financial advisors) access to its lenders, financial advisors, accountants and other advisors, and shall assist the Purchaser in obtaining any information reasonably requested and (ii) cause its officers to furnish the Purchaser with financial operating data and other information reasonably requested with respect to the business of the Company. No access provided to, or review undertaken by, the Purchaser hereunder shall, however, affect or limit in any respect the representations and warranties of the Company or Founders as set forth herein or provided hereunder.

(d) Future Indebtedness. From the date hereof until the date on which there is no outstanding unpaid principal, accrued interest or any other amounts owing under the Note and Warrant, the Company shall not, and shall not permit any entity over which the Company has the power to direct or cause the direction of the management and policies (each, a “Subsidiary”) to, without the prior written consent of the Purchaser, incur indebtedness for money borrowed (including without limitation any trade or capital debt) or borrow or reborrow any amounts under any outstanding lines of credit, without the aforesaid approval.

(e) Restrictions on Dividends. From the date hereof until the date on which there is no outstanding unpaid principal, accrued interest or any other amounts owing under the Notes, the Company shall not, without the prior written consent of the Purchaser, declare or pay any dividend or other distribution on any series or class of capital stock of the Company.

(f) Further Covenants. From the date hereof until the date on which there is no outstanding unpaid principal, accrued interest or any other amounts owing under the Note and Warrant, the Company shall not, and shall not permit any Subsidiary to, without the prior written consent of the Purchaser:

(i) take any action that authorizes, creates, issues or sells shares of any class or equity interests or securities convertible into shares or instruments or warrants, options or other rights to purchase any equity security or instrument, or other equity interests therein;

(ii) take any action that results in the redemption or repurchase of any equity security thereof;

(iii) engage in any business;

(iv) purchase or sell any assets;

(v) pass any board resolution or shareholder resolution; or

(vi) enter into, adopt, amend or waive any provision of its constitutional documents or any agreement or contract to which it is a party or by which it is bound;

(vii) modify, amend or waive the co-signatory arrangements of the Bank Accounts in any manner; or

(viii) agree or commit to do any of the things described in this Section 4(f).

5. Events of Default/Remedies.

(a) Events of Default. Each of the following shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(i) The Company fails to pay upon demand made by the Purchaser, at any time on or after the Maturity Date, any and all unpaid principal, accrued interest and all other amounts owing under the Note in accordance with the terms thereof;

(ii) Any representation or warranty made by the Company or the Founders in any of the Transaction Documents shall prove, when given, to be false or misleading;

(iii) The Company or the Founders breaches any covenant in, or fails to perform any obligation under, any Transaction Document, including, without limitation, any failure to perform under Section 2 of the Note and Section 1 of the Warrant;

(iv) The Company is in breach of any of its obligations under any material contract, or is in default under any such contract, and such breach or default is not cured within any reasonable applicable curing period specified by the Purchaser;

(v) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any general assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(vi) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within thirty (30) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; and

(vii) The Company’s shareholders or board of directors affirmatively vote to liquidate, dissolve, or wind up the Company or the Company otherwise ceases to carry on its ongoing business operations; and

(viii) If (A) a material portion of the Company’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, (B) the Company is enjoined, restrained, or prevented by a court order or other order of a governmental body from conducting its business, or (C) notice of lien, levy, or assessment is filed against any of the Company’s assets by any court order or other order of any governmental body and it is not paid within thirty (30) days after the Company received notice thereof.

(b) Remedies. Upon the occurrence of any Event of Default and while it is continuing, all unpaid principal and interest and all other amounts owing under any of the Transaction Documents shall, at the election of the Purchaser, and, upon the occurrence of any Event of Default pursuant to Section 5(a)(v) or (vi) above, automatically, be immediately due, payable and collectible by the Purchaser pursuant to applicable law. In the event of any Event of Default, the Company shall pay all reasonable attorneys’ fees and costs incurred by the Purchaser in enforcing the Transaction Documents and collecting amounts payable thereunder. No right or remedy conferred upon or reserved to the Purchaser under this Agreement or any of the Transaction Documents is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now and hereafter existing under applicable law.

6. Miscellaneous.

(a) Survival of Representations, Warranties and Covenants. The warranties, representations and covenants of the Company and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser or the Company.

(b) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. This Agreement is assignable by the Purchaser to an affiliate of the Purchaser. This Agreement is not assignable by the Company or the Founders without the express prior written consent of the Purchaser. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c) Governing Law and Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Hong Kong, SAR, without giving effect to principles of conflicts of law thereunder. The parties agree that the courts of Hong Kong have jurisdiction to settle any disputes arising out of or in connection with this Agreement.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Agreement given in accordance with this Section 6(f). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(g) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 6(g) shall be binding upon the Purchaser, each transferee of the Securities, each future holder of all such Securities, and the Company.

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i) Entire Agreement. The Transaction Documents and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this SECURED CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT on the date first above written.

THE COMPANY:

TYNER GROUP LIMITED

/s/ Yu Dong
Name:	Yu Dong
Title:	Director
Address:

Facsimile Number:

THE FOUNDERS

/s/ SHI, Nan Sun
Name:	SHI, Nan Sun
Address:

Facsimile Number:	852-2712-8200

/s/ Yu Dong
Name:	YU, Dong
Address:

Facsimile Number:

S-1

IN WITNESS WHEREOF, the parties have executed this SECURED CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT on the date first above written.

THE PURCHASER:

SEQUOIA CAPITAL CHINA I, L.P.
SEQUOIA CAPITAL CHINA PARTNERS FUND I, L.P.
SEQUOIA CAPITAL CHINA PRINCIPALS FUND I, L.P.

By:	Sequoia Capital China Management I, L.P.
A Cayman Islands exempted limited partnership
General Partner of Each

By:	SC China Holding Limited
A Cayman Islands limited liability company
Its General Partner

By:	Max Wealth Enterprises Limited, Director

/s/ Neil Shen
Name:	Neil Shen
Title:	Director

S-2

EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

EXHIBIT B

FORM OF WARRANT

EXHIBIT C

SIDE LETTER WITH SIG